Amendment to the Engagement Agreement By and
Between Hemispherix Biopharama Inc. and Robert E.
      Peterson, an individual


Hemispherix Biopharma, Inc. ("the Company") a Delaware
Corporation and Robert E. Peterson, an individual, agree to amend the Engagement Agreement dated April 15, 1998 by and between the parties as follows:

1. Article 2 is to be deleted as written and amended to read:

"This Agreement shall expire on April 30, 2002 subject to being amended by both parties and subject to the provisions of Article 7 herein provided.

2. All other provisions of the Engagement Agreement are to remain in full force and effect.

As an individual to enter into this extension of the Engagement Agreement, the Company grants Robert E. Peterson the rights to 30,000 warrants to purchase the Company's common stock.
Such warrants are to be for a term of ten years with an exercise price of $5.00 (five dollars) per share. Robert E. Peterson or his heirs are to have the right to exercise these or any other stock options/warrants previously granted and vested at any time during their term without any restrictions.

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the date noted below:

		           HEMISPHERIX BIOPHARMA, INC.

		           By: /s/ Ransom W. Etheridge DATE:4/01/01
                                   -------------------
                                   Ransom W. Etheridge
				   Secretary


			   By: /s/ Robert E. Peterson  DATE:4/01/01
                               -----------------------
                                   Robert E. Peterson
				   An Individual